Exhibit 10.1

WAIVER AND FIRST AMENDMENT

TO CREDIT AND SECURITY AGREEMENT

THIS WAIVER AND FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Amendment”) is made and entered into this 19th day of May, 2023 by and between Fifth Third Bank (“Lender”), THE SINGING MACHINE COMPANY, INC., a Delaware corporation (“SMCI”) and SMC LOGISTICS, INC., a California corporation (“Logistics”) (hereinafter SMCI and Logistics are sometimes collectively referred to as “Borrowers” or individually referred to as a “Borrower”).

Recitals:

Lender and Borrowers are parties to a certain Credit and Security Agreement made as of October 14, 2022, (as amended (as at any time further amended, restated, supplemented or otherwise modified, the “Credit Agreement”)) pursuant to which Lender has made certain loans to Borrowers.

Borrowers have violated Section 12.02 of the Credit Agreement for the November 30, 2022, December 31, 2022, January 31, 2023 and February 28, 2023 test periods (the “Violations”). The Violations constitute Events of Default under Section 13.01(b) of the Credit Agreement (the “Existing Events of Default”).

Borrower have requested that Lender waive the Violations and the Events of Default and amend the Credit Agreement as set forth herein.

Lender has agreed to waive the Violations and the Events of Default and amend the Credit Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Each capitalized term used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such term in the Credit Agreement.

2. Waiver. Lender hereby waives the Violations and the Existing Events of Default resulting therefrom.

3. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Section 12.02 of the Credit Agreement is amended in its entirety so that such Section now reads as follows:

12.02 Fixed Charge Coverage.

Borrower shall not permit Fixed Charge Coverage to be less than 1.15 to 1.00 as of the following calculation dates for the following calculation periods:

Calculation Date	Calculation Period
September 30, 2023	the eight month period then ending

October 31, 2023	the nine month period then ending

November 30, 2023	the ten month period then ending

December 31, 2023	the eleven month period then ending

January 31, 2024 and the last day of each month thereafter	the twelve month period then ending

(b) Section 12 of the Credit Agreement is further amended by adding the following sections thereto:

12.03 Liquidity.

Borrower shall not permit Liquidity (defined as Excess Availability plus cash on hand) to be less than the following amounts as of the following calculation dates (with such amounts to be calculated upon the receipt of the applicable monthly financial statement delivered in accordance with Section 7.3(a) hereof):

Calculation Date	Minimum Liquidity
February 28, 2023	$2,500,000
March 31, 2023	$2,500,000
April 30, 2023	$2,500,000
May 31, 2023	$2,500,000
June 30, 2023	$2,500,000
July 31, 2023	$2,500,000
August 31, 2023	$4,000,000
September 30, 2023	$4,000,000
October 31, 2023	$4,000,000
November 30, 2023	$4,000,000
December 31, 2023	$4,000,000
January 31, 2024	$4,000,000
February 28, 2024	$4,000,000
March 31, 2024	$4,000,000
April 30, 2024	$2,500,000
May 31, 2024	$2,500,000
June 30, 2024	$2,500,000
July 31, 2024	$2,500,000
The last day of each month thereafter during any period thereafter from and including August 31 through and including March 31	$4,000,000
The last day of each month thereafter during any period thereafter from and including April 30 through and including July 31	$2,500,000

The foregoing amounts shall be calculated at each of the month end periods specified above upon receipt of the applicable monthly financial statement required hereunder for such month.

12.04 Operating Cash Flow.

Borrower shall not permit Operating Cash Flow to be less than the following amounts as of the following calculation dates for the following calculation periods:

Calculation Date	Calculation Period	Minimum Operating Cash Flow
February 28, 2023	one month period then ending	negative ($750,000)

March 31, 2023	two month period then ending	waived

April 30, 2023	three month period then ending	negative ($2,550,000)

May 31, 2023	four month period then ending	negative ($3,050,000)

June 30, 2023	five month period then ending	negative ($3,550,000)

July 31, 2023	six month period then ending	negative ($3,300,000)

August 31, 2023	seven month period then ending	negative ($1,300,000)

12.05 Equity Cure.

(a) Notwithstanding anything to the contrary contained in this Section 12, in the event that Borrower fails to comply with the requirements of Sections 12.02, 12.03 and/or Section 12.04 as of the last day of any month (a “Subject Covenant Default”), Borrower shall have the right to effect a “cure” of the Subject Covenant Default(s) (the “Cure Right”), subject to the terms and conditions of this Section 12.05. Subject to this Section 12.05, Borrower may exercise the Cure Right at any time during the period commencing on the first day after the end of the month with respect to which the Subject Covenant Default(s) occurred and continuing up to and including the date that is 30 calendar days after the date on which the Compliance Certificate with respect to such month is due in accordance herewith (the “Cure Right Exercise Period”). The Cure Right may be effected only during the Cure Right Exercise Period by Borrower either (i) issuing Equity Interests that are not Disqualified Equity Interests or (ii) Indebtedness on terms and conditions satisfactory to Lender which is subordinated to the repayment of the obligations pursuant to a subordination agreement with terms and conditions satisfactory to Lender, and using the net proceeds of such issuance to (1) with respect to a subject covenant default under Sections 12.02 and/or 12.04, make a cash contribution to the capital of Borrower, which amount, for covenant compliance purposes, shall be treated as a dollar-for-dollar increase in EBITDA for the applicable month, in an amount sufficient to cause Borrower to be in compliance with the requirements of Sections 12.02 and/or 12.04 as of the last day of the applicable month on a pro forma basis or (2) with respect to a subject covenant default under Section 12.03, make a payment on the Revolving Loans, which amount, for covenant compliance purposes, shall be treated as a dollar-for-dollar increase in Excess Availability as of the last day of the applicable month, in an amount sufficient to cause Borrower to be in compliance with the requirements of Section 12.03 as of the last day of the applicable month on a pro forma basis (hereinafter, the amounts set forth in clauses (a) and (b) shall be referred to as the “Cure Amounts”). Upon Borrower’s receipt of the applicable Cure Amount and Lender’s receipt of a Compliance Certificate giving effect to such Cure Amount and evidencing that the Subject Covenant Default(s) have been “cured” on a pro forma basis as of the relevant month (the “Cure Date”), Borrower shall be deemed to have satisfied the requirements of Sections 12.02, 12.03 and/or Section 12.04, as the case may be, as of the end of the applicable month, with the same effect as though there had been no failure to comply therewith at such date, and the Subject Covenant Default(s) shall be deemed cured and no longer continuing; provided that the Cure Date shall in no event occur after the expiration of the Cure Right Exercise Period.

(b) Notwithstanding anything herein to the contrary, (i) the applicable Cure Amount may not exceed the amount required to cure the relevant Subject Covenant Default, (ii) the Cure Amount or Cure Amounts shall not exceed $500,000 in the aggregate in any 365 day period, (iii) the Cure Right may not be exercised more than two (2) times in any twelve consecutive months, (iv) during the term of this Agreement, the Cure Right shall not be exercised more than four (4) times, and (v) in no event may any Cure Right be exercised if such Cure Right would result in a Change of Control.

4. Waiver and Amendment Fee. Borrower shall pay Lender a waiver and amendment fee of $10,000 on the date hereof.

5. Condition Precedent to Effectiveness. This Amendment shall be effective upon (a) Lender’s receipt of one or more counterparts of this Amendment, duly executed and delivered by Borrower and Lender, (b) Lender’s receipt of the $10,000 waiver and amendment fee referenced in Section 4 above, and (c) Lender’s receipt of resolutions from each Borrower’s governing authority authorizing the transactions set forth herein and authorizing the execution and delivery of documents required hereunder.

6. Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, the Loan Documents and all of such Borrower’s covenants, duties, indebtedness and liabilities under the Loan Documents.

7. Acknowledgments and Stipulations. Each Borrower acknowledges and stipulates that the Credit Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower); and the security interests and liens granted by such Borrower in favor of Lender are duly perfected, first priority security interests and liens.

8. Representations and Warranties. Each Borrower represents and warrants to Lender, to induce Lender to enter into this Amendment, that after giving effect to this Amendment, no Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by such Borrower in the Credit Agreement are true and correct on and as of the date hereof.

9. Reference to Credit Agreement. Upon the effectiveness of this Amendment, (a) each reference in the Credit Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment and (b) each reference in any Loan Document to the Credit Agreement shall mean a reference to the Credit Agreement, as amended by this Amendment.

10. Breach of Amendment. This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

11. Expenses of Lender. Each Borrower agrees to pay, on demand, all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender’s legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

12. Effectiveness; Governing Law. This Amendment shall be effective upon acceptance hereof by Lender (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Illinois.

13. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14. No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.

15. Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page to this Amendment delivered by a party hereto by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

16. Further Assurances. Each Borrower agrees to take such further actions as Lender shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

17. Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

18. Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BORROWER:

THE SINGING MACHINE COMPANY, INC.

By:	/s/ Lionel Marquis
Name:	Lionel Marquis
Title:	CFO

SMC LOGISTICS, INC.

By:	/s/ Lionel Marquis
Name:	Lionel Marquis
Title:	CFO

LENDER:

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ Susan M. Davis
Name:	Susan M. Davis
Title:	Senior Director